Exhibit 10.7

LACLEDE GAS COMPANY
SUPPLEMENTAL RETIREMENT BENEFIT PLAN II

EFFECTIVE as of January 1, 2005

LACLEDE GAS COMPANY
SUPPLEMENTAL RETIREMENT BENEFIT PLAN II

ARTICLE 1

General

1.1           Purpose.  It is the intention of Laclede Gas Company (the “Company”) to maintain appropriate levels of retirement benefits for individuals who are entitled to benefits under the Employees' Retirement Plan of Laclede Gas Company (the “Retirement Plan”).  Accordingly, the Company established the Laclede Gas Company Supplemental Retirement Benefit Plan (the “Supplemental Plan”).  The Supplemental Plan is intended to provide benefits to or on behalf of an eligible person, which includes:  (i) any officer of the Company; or (ii) any Company employee with a salary level of 9 or higher (hereinafter known as grade level of 15 or higher); whose employment with the Company ceases at a time when such person or his spouse or beneficiary is entitled (or has become entitled) to an immediate or future benefit under the Retirement Plan.  Such benefits are to be provided in such a manner as to maintain the level of total retirement benefits which would otherwise be payable under the Retirement Plan, but for:  (a) the limitations on benefits imposed by the Internal Revenue Code of 1986, as said Code may be amended from time to time (the “Internal Revenue Code”); (b) subject to Section 1.3 below, the exclusion of deferred compensation from normal compensation under the Retirement Plan; and (c) the amendment of the pension computation formula, effective October 1, 1989.  The Supplemental Plan shall maintain the total retirement benefit levels described above by means of supplemental payments made by the Company to the individuals eligible for such payments as more fully described in Articles 3 and 4.
As a result of the adoption of Section 409A of the Internal Revenue Code, the Company adopted this Supplemental Plan II (“Plan II”), which applies to the benefits to which eligible individuals will be entitled, in the manner and at the time provided hereunder, other than Grandfathered Benefits (as defined in the Supplemental Plan and as identified below) (“Non-Grandfathered Supplemental Benefits”).  Simultaneously, the Company adopted changes to the Supplemental Plan that governs all of the Grandfathered Benefits.  All references herein to the “Plan II” or “Supplemental Plan II” shall mean this Plan II, unless otherwise specified.  All references herein to the Supplemental Benefit shall mean an amount, calculated in accordance with this Plan II, but which does not exceed the Non-Grandfathered Supplemental Benefits.
1.2           Effective Date.  The Supplemental Plan is effective as of August 25, 1977 and governs Grandfathered Benefits.  This Supplemental Plan II governs Non-Grandfathered Benefits effective as of January 1, 2005.
1.3           Exclusion of Deferred Compensation Under the Laclede Gas Company Incentive Compensation Plan.  Notwithstanding anything to the contrary contained elsewhere in this Supplemental Plan II, deferred compensation under the Laclede Gas Company Incentive Compensation Plan (and any successor thereto) shall not be included in determining the benefits to be paid under this Supplemental Plan II.
ARTICLE 2
Administration by Retirement Board
2.1           Board.  The Retirement Board (the “Board”) which is responsible for the administration of the Retirement Plan, will administer this Supplemental Plan II.  The Board shall have the same responsibility and authority with respect to this Supplemental Plan II as it possesses with respect to the Retirement Plan.  It shall also proceed with respect to this Supplemental Plan II in a manner consistent with the manner in which it proceeds with respect to the Retirement Plan, provided such manner complies with Section 409A of the Internal Revenue Code.  At least once each year, the Board shall make a full report to the Board of Directors of the Company of the operation of this Supplemental Plan II and the Board's administration thereof.
ARTICLE 3
Eligibility
3.1           Persons Eligible to Receive Benefits.  Every individual who qualifies for a benefit under the terms of the Retirement Plan during the period beginning on January 1, 2005 and ending at the close of business on December 31, 2008 either as a Participant or as a Beneficiary of such a Participant, as those terms are defined in Sections 3.2 and 3.3 below, whose benefit pursuant to the Retirement Plan is reduced by reason of:  (1) the application of the limitations imposed by the Internal Revenue Code; (2) subject to the provisions of Section 1.3 hereof excluding deferred compensation under the Laclede Gas Company Incentive Compensation Plan, by the exclusion of deferred compensation from normal compensation; and/or (3) the application of the amendment of the pension computation formula effective October 1, 1989; shall be eligible to receive an amount (the “Supplemental Benefit”) (as calculated under this Plan II).
It is intended that this Supplemental Plan II constitute an unfunded deferred compensation arrangement for the benefit of a select group of management or highly compensated employees (and other service providers) of the Company and its designated subsidiaries and affiliates for purposes of the federal income tax laws and the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and all documents, agreements or instruments made or given pursuant to this Supplemental Plan II shall be interpreted so as to effect such intent.
3.2           Participant.  Every individual described in Section 3.1 above, which includes:  (i) any officer of the Company; or (ii) any Company employee having a grade level of 14 or higher;

who is eligible to receive benefits under this Supplemental Plan II by reason of active service with the Company shall be known as a “Participant.”
3.3           Beneficiary.  Every individual described in Section 3.1 above who is eligible to receive benefits under this Supplemental Plan II by reason of another individual's active service with the Company shall be known as a “Beneficiary.”  The term “Beneficiary” shall include spouses, heirs-at-law, legal representatives, and every other person to whom benefits may be distributed, as determined under the Retirement Plan.
ARTICLE 4
Supplemental Benefit
4.1           Amount of  Supplemental Benefit.  The amount of the Supplemental Benefit under this Plan II which a Participant or Beneficiary, other than a Participant described in Section 3.1(b) or the Beneficiary of such a Participant, shall be entitled to receive hereunder shall be equal to the excess of (a) over the sum of (b) and (c).
(a)  The present value benefit the Participant or Beneficiary would have been entitled to receive under any provision of the Retirement Plan using the applicable Grandfathered Formula, as provided in the Retirement Plan and in accordance with Final Treasury Regulation Section 1.409A-6(a)(3)(i), and in accordance with any option which is then operative under the terms of Sections 4.1, 4.3 or 5.5 of such Plan, if such benefit were computed:  (i) without giving effect to the limitations imposed by the Internal Revenue Code, or its successor, and the regulations and rulings thereunder or the terms of the Retirement Plan implementing those limitations; (ii) by including, except for deferred compensation under the Laclede Gas Company Incentive Compensation Plan, all other then deferred compensation amounts in normal compensation; and (iii) by utilizing, for purposes of computing the “Accrued Benefit” for the Participant under the Retirement Plan as of the date of retirement, the greater of the “Accrued Benefit” determined in accordance with:  (A) the Grandfathered Formula; or (B) the pension computation formula in effect as of September 30, 1989.
(b)  The present value benefit (computed using the pension computation formula then in effect at the date of retirement) which such Participant or Beneficiary is entitled to receive under any provision of the Retirement Plan using the applicable Grandfathered Formula, as provided in the Retirement Plan, and in accordance with any option which is then operative under the terms of Sections 4.1, 4.3 or 5.5 of such Plan, including those terms implementing the limitations of the Internal Revenue Code referred to above and excluding all then deferred compensation (other than salary amounts deferred under the Laclede Gas Company Salary Deferral Savings Plan, as the same may be hereafter amended, supplemented or replaced) from normal compensation.
(c)  the Grandfathered Benefit under the Supplemental Plan.
In the event that a Beneficiary is the initial recipient of a retirement benefit under the Retirement Plan, the amount of Supplemental Benefit under this Plan II to which such Beneficiary will be entitled shall be determined in accordance with (a), (b) and (c) above, as of the date of death of the individual whose active service with the Company produced the benefit, with appropriate adjustment in accordance with the applicable provisions of the Retirement Plan.
It is the intent of this Section 4.1 that the Supplemental Benefit as described above shall be determined at all times in a manner which construes all references in this Section 4.1 to limitations of, or imposed by, the Internal Revenue Code, to refer to the then current limitations of the Internal Revenue Code, or its successor, and any regulations and rulings thereunder.
4.1.2        All determinations of the Company with respect to this 4.1 shall be final and binding on all parties.

4.2           Time and Form of Payment of Supplemental Benefit.  Except as otherwise (i) elected, (ii) provided in Section 4.3, or (iii) permitted to be “linked” by IRS Notice 2007-86 and applicable published guidance under Section 409A of the Internal Revenue Code, the Supplemental Benefit under this Plan II which a Participant or Beneficiary is eligible to receive under this Plan II shall not be deemed to be a series of separate payments for any purposes of Section 409A of the Internal Revenue Code and shall be paid upon the Participant’s Separation from Service from the Company (as defined below), as follow:
4.2.1       the Supplemental Benefit under this Plan II, as the case may be, will be payable upon the Participant’s death as a lump sum.
4.2.2       the Supplemental Benefit under this Plan II, as the case may be, will be payable on account of the Participant’s retirement on or after attainment of age 55, as a lump sum on the effective date of such Separation from Service (or such other date as provided below).
4.2.3       the Supplemental Benefit under this Plan II, as the case may be, will be payable upon any Separation from Service other than as described in 4.2.1 or 4.2.2 above prior to attaining age 55 (including on account of the Participant’s disability) as a lump sum at the time the Participant attains age 65.
For this Plan II, “Separation from Service” shall mean a separation from service as set forth in Final Treasury Regulation 1.409A-1(h), including the default presumptions thereof.   For purposes of determining whether a “Separation from Service” has occurred, employment with a Company “Affiliate” (as defined below) shall not be deemed to be a “Separation from Service.”   “Affiliate” shall mean shall mean any member of the Company’s control group within the meaning of Final Treasury Regulation Section 1.409A-1(h)(3), as such may be modified or amended from time to time, by applying the “at least 50 percent” provisions thereof.

The Company may permit a Participant to elect to change the time and/or form of payment, subject to the following conditions: (i) the election may not take effect until at least 12 months after the date on which the election is made; (ii) except with respect to payments made on account of a Participant’s death, payment of the Supplemental Benefit under this Plan II which a Participant is eligible to receive must not commence earlier than five (5) years from the date of the Participant’s originally scheduled payment date; and (iii) the election must be made at least 12 months prior to the originally scheduled payment date.
Notwithstanding any other provision contained herein, to the extent permitted by the Company and Section 409A of the Internal Revenue Code (including Q&A-19(c) of IRS Notice 2005-1, 2005-2 IRB 274 (12/20/2004), Final Treasury Regulations promulgated under Section 409A of the Internal Revenue Code, IRS Notice 2006-79 and IRS Notice 2007-86), the Company may permit Participants, on or prior to December 31, 2008, to choose a new payment date(s) for the payment of all or a portion of Supplemental Benefit hereunder and/or make a new election with respect to the form of payment of such benefit(s) and such elections shall not be treated as a change in the form and timing of payment or an acceleration of payment in violation of Section 409A of the Internal Revenue Code; provided, however, that (a) the Participant may not make an election hereunder during the 2008 calendar year that would cause payments to be made outside the 2008 calendar year that, but for the election, the Participant would otherwise receive during the 2008 calendar year and (b) the Participant may not make an election hereunder during the 2008 calendar year that would cause payments to be made during the 2008 calendar year that, but for the election, the Participant would otherwise not receive during the 2008 calendar year.
Notwithstanding the foregoing, any election under this Section 4.2 shall only be permitted to the extent it complies with Internal Revenue Code Section 409A, the Final Treasury

Regulations and other published guidance thereunder.
4.3           Delay of Payment to a Specified Employee.  Notwithstanding Section 4.2 above,  if the Company determines that a Participant is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Internal Revenue Code and regulations and other guidance issued thereunder, then such benefit (or portion thereof) shall be paid no earlier than the first day of the seventh month following the month of the Participant’s separation from service (with the first such payment being a lump sum equal to the aggregate benefit the Participant would have received during such period if no such payment delay had been imposed, together with interest on such delayed amount during the period of such restriction at a rate, per annum, equal to the Composite Average Yield on Corporate Bonds published by Moody’s Investor Services for the month of October in the calendar year of the Participant’s termination of employment).  This Section 4.3 shall not apply to any benefit payable on account of a Participant’s death.
ARTICLE 5
Amendment or Termination
5.1           Amendment to Conform with Law.  The Company, acting through its Board of Directors, or by authority delegated by such Board of Directors, may by amendment make such changes in, additions to, and substitutions for the provisions of this Supplemental Plan II, to take effect retroactively or otherwise, as is deemed necessary or advisable for the purpose of conforming this Supplemental Plan II to any present or future federal law relating to plans of this or similar nature, and to the administrative regulations and rulings promulgated thereunder.
5.2           Other Amendments and Termination.  The Company, acting through its Board of Directors, or by authority delegated by such Board of Directors, may amend this Supplemental Plan II at any time and from time to time in any manner which is consistent with amendments

made in the Retirement Plan.   The Company, acting through its Board of Directors, may terminate this Supplemental Plan II but only at such times and to the extent that the Retirement Plan is terminated.  Notwithstanding the provisions of this Section 5.2, however, so long as full benefits are being paid under the Retirement Plan, the Company shall not amend or terminate this Supplemental Plan II without providing each individual described in Section 4.3(a) hereof who is then receiving, or then entitled to commence receiving in the future, benefit payments under the terms of this Plan II with a form of benefit which is equivalent to but not greater than the value of the benefits he would otherwise be entitled to receive in the absence of such amendment or termination of this Plan II.  In the event the Retirement Plan is terminated or curtailed with the result that payments to Participants and contingent payments to Beneficiaries are discontinued or reduced, the benefits then being paid pursuant to this Plan II shall similarly be discontinued or reduced in the same ratio as payments under the Retirement Plan are reduced.  Notwithstanding the above, this Plan II may not be terminated and payments accelerated thereunder contrary to the provisions of Section 409A of the Internal Revenue Code including, without limitation, Final Treasury Regulation Section 1.409A-3(j)(4)(ix) with reference to Final Treasury Regulation Section 1.409A-1(g).
5.3           Form of Amendment or Termination.  Any such amendment, or termination or discontinuance or reduction of payments shall be made by an instrument in writing, duly certified, reflecting that said amendment or termination or discontinuance or reduction of payments has been authorized by the Board of Directors.
5.4           Notice of Amendment or Termination.  The Board shall notify Participants or Beneficiaries who are affected by any such amendment or termination or discontinuance or reduction of payments within a reasonable time thereof.

ARTICLE 6
Miscellaneous
6.1           No Guarantee of Employment, etc.  Neither the creation of this Supplemental Plan II nor anything herein shall be construed as giving any Participant hereunder or other employees of the Company any right to remain in the employ of the Company, any subsidiary or any Affiliate.
6.2           Merger, Consolidation, etc.  The Company will not merge or consolidate with any other corporation nor liquidate or dissolve without making suitable arrangements for the payment of any benefits under this Supplemental Plan II to the individuals described in Section 4.3(a).
6.3           Inalienability.  Except so far as may be contrary to the laws of any state having jurisdiction in the premises, a Participant or Beneficiary shall have no right to assign, transfer, hypothecate, encumber, commute or anticipate his interest in any payments under this Supplemental Plan II and such payments shall not in any way be subject to any legal process to levy upon or attach the same for payment of any claim against any Participant or Beneficiary.
6.4           Incompetency.  If any Participant or Beneficiary is, in the opinion of the Board, legally incapable of giving a valid receipt and discharge for any payment, the Board may, at its option, direct that such payment or any part thereof be made in either a lump sum, or, if the Participant has elected another form of payment, then in such form, to such person or persons who in the opinion of the Board are caring for and supporting such Participant or Beneficiary, unless it has received due notice of claim from a duly appointed guardian, conservator or committee of the Participant or Beneficiary.  A payment so made will be a complete discharge of the obligations under the Supplemental Plan II to the extent of and as to that payment, and neither the Board nor the Company will have any obligation regarding the application of the payment.

6.5           No Requirement to Fund.  No provisions in the Supplemental Plan II shall be construed to require, either directly or indirectly, the Company to reserve, or otherwise set aside, funds for the payment of benefits hereunder.
6.6           Controlling Law.  To the extent not preempted by the laws of the United States of America, the laws of the State of Missouri shall be the controlling state law in all matters relating to the Supplemental Plan II and shall apply.
6.7           Severability.  If any provisions of the Supplemental Plan II shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts of the Supplemental Plan, but this Supplemental Plan II shall be construed and enforced as if said illegal and invalid provisions had never been included herein.
6.8           Limitations on Provisions.  The provisions of the Supplemental Plan II and any Supplemental Benefits under this Plan II shall be limited as described herein.  Any benefit payable under the Retirement Plan shall be paid solely in accordance with the terms and provisions of the Retirement Plan, and nothing in this Supplemental Plan II shall operate or be construed in any way to modify, amend, or affect the terms and provisions of the Retirement Plan.
6.9           Gender and Number.  Masculine gender shall include the feminine, the singular shall include the plural, and the plural shall include the singular, unless the context clearly indicates otherwise.
6.10         Section 409A of the Internal Revenue Code.  Notwithstanding any other provision of the Plan II, this Plan II is intended to comply with Section 409A of the Internal Revenue Code and shall at all times be interpreted in accordance with such intent that amounts that may become payable to Participant shall not be taxable to such Participants until such amounts are paid in accordance with the terms of the Plan II.  To the extent that any provision of the Plan II violates

Section 409A of the Internal Revenue Code and the Final Treasury Regulations promulgated thereunder such that amounts would be taxable to a Participant prior to payment or otherwise subject to penalties under Section 409A of the Internal Revenue Code, such provision shall be automatically reformed or stricken to preserve the intent hereof.  Notwithstanding the foregoing, in no event will the Company or any of its affiliates have any liability for any failure of the Plan II to satisfy Section 409A of the Internal Revenue Code and such parties do not guarantee that the Plan II complies with Section 409A of the Internal Revenue Code.
6.11           Claims Procedure.  Any claim for benefits under this Plan II shall be submitted to the Retirement Board (as defined in the Retirement Plan).  If the Retirement Board denies the claim for benefits, in whole or in part, the Retirement Board shall notify the claimant of the adverse benefit determination no later than ninety (90) days after receipt of the claim by the Plan II, unless the Retirement Board determines that special circumstances require an extension of time, which may not exceed a further ninety (90) days, for processing the claim and so notifies the claimant in writing prior to the termination of the initial 90 day period.  In the event that a claim for benefits under this Plan II has been denied by the Retirement Board, the decision shall be subject to further review by the Retirement Board upon written request of the claimant made to the Retirement Board within sixty (60) days of receipt by the claimant of notice of such denial.  Upon request and free of charge, the Retirement Board shall provide the claimant with reasonably access to all pertinent information, documents and records with respect to the claim.  The decision of the Retirement Board upon review shall be in writing and shall state the reasons for the decision and the provisions of this Plan II on which the decision is based.  Such decision shall be made within sixty (60) days after the Retirement Board’s receipt of written request for such review unless a hearing is necessitated to determine the facts and circumstances, in which event a decision shall be rendered as soon as possible, but not later than one hundred and twenty (120) days after receipt of the claimant’s written request for review.  The decision of the Retirement Board upon review shall be final and binding on all persons.

6.12           Special Distribution Events.  Notwithstanding the provisions set forth above with respect to the payments of benefits under the Supplemental Plan II, amounts may be paid under the Supplemental Plan II prior to the scheduled payment date set forth above, if the Company determines that such amounts become subject to FICA taxes under Internal Revenue Code Sections 3101, 3121(a) or 3121(v), and/or withholding taxes under Internal Revenue Code Section 3401 or the corresponding provisions of any state, local or foreign law as a result of the payment of such FICA taxes; provided, that, such payment shall not exceed the FICA amount and such other amount required to be withheld on account of the payment of such FICA amount.  Further, a payment will be made under the Supplemental Plan II at any time the Supplemental Plan II fails to meet the requirements of Section 409A of the Internal Revenue Code; provided, that, such payment shall not exceed the amount required to be included in income as a result of the failure to comply with Section 409A of the Internal Revenue Code.